UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

March 22, 2006

Date of Report (Date of earliest event reported)

Commission File No. 0-14225

EXAR CORPORATION

(Exact Name of registrant as specified in its charter)

Delaware	94-1741481
(State or other jurisdiction of incorporation or organization)	( I.R.S. Employer Identification Number)

48720 Kato Road, Fremont, CA 94538

(Address of principal executive offices, Zip Code)

(510) 668-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

1. Amendments to Certain 2005 Non-Employee Director Option Grants

Pursuant to a Current Report on Form 8-K filed on December 21, 2005, Exar Corporation (the “Company”) reported that the Company granted stock options on December 16, 2005 to its non-employee directors under the 1996 Non-Employee Directors’ Stock Option Plan (the “1996 Plan”) and 1997 Equity Incentive Plan. Such options would have been granted on October 27, 2005, the date of the Company’s annual stockholders’ meeting, had the Board not postponed the grant of such options on such date due primarily to uncertainty arising from the contested nature of the director elections at such meeting. The number of options granted to each non-employee director was consistent with the automatic grant provisions of the 1996 Plan.

The options granted on December 16, 2005 included Initial Grants (as defined in the 1996 Plan) for those directors who were first elected to the Board at the 2005 annual meeting. As originally granted, the Initial Grants were scheduled to vest in equal installments on each anniversary of the date of grant over a three-year period.

On March 22, 2006, the Board of Directors took action to amend the Initial Grants to provide that such Initial Grants would vest in three annual installments, with each installment vesting on the date of each annual meeting of stockholders following the date of grant. The purpose of this amendment is to ensure that if a director resigns prior to the expiration of his term, and the resignation is effective as of the date of an annual meeting that occurs prior to the anniversary of the grant date, such director would receive the appropriate amount of vesting for the period served.

As a result of the above-described amendment, the Initial Grants granted to newly-elected directors Guy W. Adams, Richard L. Leza and Pete Rodriguez become exercisable in annual installments over a period of three (3) years, with thirty-three and one third percent (33-1/3%) becoming exercisable on the date of each annual meeting of stockholders following the date of grant. The options shall only vest if the optionee has, during the entire period prior to the relevant vesting date, continuously provided services to the Company.

2. Amendment to 1996 Non-Employee Directors’ Stock Option Plan (the “1996 Plan”)

On March 22, 2006, the Board of Directors amended Section 6(e) of the 1996 Plan to provide that Initial Grants shall become exercisable in three (3) annual installments, with thirty-three and one third percent (33-1/3%) becoming exercisable on the date of each annual meeting of stockholders following the date of grant. Prior to the amendment, the 1996 Plan provided that each installment vested at the end of each anniversary of the date of grant. The purpose of the amendment is to ensure that if a director resigns prior to the expiration of his or her term, and the resignation is effective as of the date of an annual meeting that occurs prior to the anniversary of the grant date, such director would receive the appropriate amount of vesting for the period served.

3. Acceleration of Vesting of Certain Options

The Financial Accounting Standards Board (“FASB”) recently published Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment” (“SFAS 123R”). SFAS 123R, which the Company is required to implement in the first quarter of its fiscal year 2007 beginning on April 1, 2006, will require that compensation cost related to share-based payment transactions, including stock options, be recognized in the consolidated statement of operations in the financial statements. Currently, the Company accounts for share-based payment transactions under the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), which does not necessarily require the recognition of compensation cost in the statement of operations of the financial statements.

On March 22, 2006, in response to SFAS 123R, the Board of Directors approved the full acceleration of vesting of all employee stock options, including options held by the Company’s executive officers, with exercise prices in excess of $15.05. Such vesting acceleration does not apply to any options held by the Company’s non-employee directors. On March 22, 2006, the Company’s stock price closed at $13.67 per share. Accordingly, the $15.05 threshold for the acceleration of stock options represented an approximately 10% premium to market as of such date.

As a result of the Board’s decision to fully accelerate the vesting of stock options, as described above, options to purchase approximately 1.1 million shares of the Company’s common stock became fully vested and immediately exercisable effective as of March 22, 2006. The weighted average exercise price per share of all of the accelerated options was $15.77.

Because the accelerated options have exercise prices in excess of the current market value of the Company’s common stock, the Company believes that the incentive value to the Company’s employees of the unvested options is outweighed by the Company’s avoidance of the potential compensation expense associated with the options under SFAS 123R. The acceleration eliminates future compensation expense the Company would otherwise recognize in its statement of operations with respect to these accelerated options under SFAS 123R.

4. Amendment to the ESPP

On March 22, 2006, in response to SFAS 123R, the Board of Directors took action to amend the terms of the Company’s Employee Stock Participation Plan (“ESPP”). Effective April 1, 2006, the purchase price of each share of the Company’s stock purchased under the ESPP will be 95% of the fair market value of the stock on the last trading day of the purchase period. Prior to such amendment, the purchase price of each share of the Company’s stock purchased under the ESPP was 85% of the fair market value of the stock at the beginning or the end of the calendar quarterly purchase period, whichever was lower. This amendment eliminates future compensation expense with respect to the ESPP that the Company would otherwise recognize in its consolidated statement of operations as a result of SFAS 123R.

Item 8.01. Other Events.

Pursuant to an 8-K filed December 8, 2005, the Company disclosed that it had not yet regained full compliance with Nasdaq’s audit committee requirements for continued listing set forth in Marketplace Rule 4350(d)(2) because the Company had not yet designated a financial expert within the meaning of such Rule (the “Financial Sophistication Requirement”), and that the Company had until the earlier of its next annual stockholders’ meeting or October 27, 2006 to regain compliance with such Rule. On March 22, 2006, the Board of Directors determined that director Guy W. Adams meets the Financial Sophistication Requirement, and the Company notified Nasdaq of the same on March 23, 2006. On March 28, 2006 the Company received a letter from Nasdaq stating that the Company had regained compliance with Nasdaq’s audit committee requirement for continued listing on The Nasdaq National Market set forth in Marketplace Rule 4350(d)(2).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXAR CORPORATION

By:	/s/ RONALD W. GUIRE
Ronald W. Guire Executive Vice President, Chief Financial Officer, Assistant Secretary and Director

Date: March 28, 2006